Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

September 7, 2018

Falcon Minerals Corporation
1845 Walnut Street, 10th Floor

Philadelphia, PA 19103

Ladies and Gentlemen:

We have acted as special counsel to Falcon Minerals Corporation (the “Company”), a Delaware corporation, in connection with the preparation and filing by the Company of a registration statement on Form S-3 (as it may be amended from time to time, the “Registration Statement”) initially filed on September 7, 2018, with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Securities Act”) relating to:

(i)	the issuance by the Company of (a) an indeterminate number of shares of the Company’s Class A common stock, par value $0.0001 (the “Class A common stock”), shares of preferred stock, par value $0.0001 per share (“preferred stock”) and warrants for the purchase of Class A common stock, preferred stock or a combination of the foregoing (the “New Warrants”), as may be sold from time to time in such amounts as shall result in an aggregate offering price not to exceed $400,000,000 and (b) up to 21,250,000 shares of Class A common stock that may be issued upon exercise of the Company’s outstanding warrants to purchase one share of Class A common stock at an exercise price of $11.50 per share (the “Existing Warrants”); and

(ii)	the offer and sale, from time to time, by the selling security holders identified in the Registration Statement and their permitted transferees of an aggregate of (a) 7,500,000 private placement warrants and (b) 78,355,000 shares of Class A common stock consisting of (i) 6,875,000 shares of Class A common stock received by holders of shares of the Class B common stock, par value $0.0001 per share (the “Class B common stock”), upon the automatic conversion of the shares of Class B common stock into an equivalent number of shares of Class A common stock on August 23, 2018 in connection with the consummation of the Company’s initial business combination on August 23, 2018 (the “Business Combination”) pursuant to the Company’s amended and restated certificate of incorporation, (ii) 11,480,000 shares of Class A common stock issued to qualified buyers and accredited investors in a private placement (the “PIPE Investment”) that closed simultaneously with the completion of the Business Combination, (iii) 40,000,000 shares of Class A common stock that have been or may be issued from time to time to limited partners of Falcon Minerals Operating Partnership, LP (“Falcon Opco”) upon redemption or exchange of an equal number of units representing limited partnership interests in Falcon Opco (“Common Units”) together with a corresponding number of shares of Class C common stock, par value $0.0001 per share (“Class C common stock”) pursuant to the amended and restated limited partnership agreement of Falcon Opco and the Company second amended and restated certificate of incorporation, and (iv) up to 20,000,000 shares of shares of Class A common stock that may be issued from time to time to limited partners of Falcon Opco upon redemption or exchange of an equal number of Common Units together with a corresponding number of shares of Class C common stock, if earn-out consideration is issued pursuant to that certain Contribution Agreement (the “Contribution Agreement”) dated June 3, 2018 by and among the Company and other parties thereto.

The securities described in the foregoing clauses (i) and (ii) are collectively referred to herein as the “Securities.”

For the purposes of giving the opinion contained herein, we have examined (a) the Registration Statement, (b) the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments, including the amended and restated certificate of incorporation of the Company filed with the Secretary of State of the State of Delaware on June 28, 2017 (the “Prior Charter”), the second amended and restated certificate of incorporation of the Company, filed with the Secretary of State of the State of Delaware on August 23, 2018 and in effect as of the date hereof (the “A&R Charter”), and the amended and restated bylaws of the Company in effect as of the date hereof (the “bylaws”), (c) an executed copy of the certificate of the Secretary of the Company, dated the date hereof, (d) copies of certain resolutions of the board relating to the issuance of the Securities and (e) made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of officers and representatives of the Company and certificates or comparable documents of public officials and of officers and representatives of the Company.

In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, records, documents, instruments and certificates we have reviewed; (d) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Securities Act; (e) a prospectus supplement will have been filed with the SEC describing the Securities offered thereby; (f) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement(s); (g) a definitive purchase, underwriting, agency or similar agreement with respect to any Securities offered (each, a “purchase agreement”) will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (h) any Class A common stock, preferred stock and New Warrants that may be issued will be in a form that complies with the applicable agreement described above; and (i) at the time of any issuance of Class A common stock or the securities convertible into, exchangeable, redeemable or exercisable for Class A common stock, there will be sufficient authorized but unissued shares of Class A common stock reserved for such issuance and any securities issuable upon conversion, exchange, redemption or exercise of any securities being offered will be duly authorized and created. We have assumed that the terms of the Securities have been duly authorized and created by the Company, and that the terms of the Securities have been established so as not to, and that the execution and delivery by the parties thereto of the documents pursuant to which the Securities are governed and the performance of such parties’ obligations thereunder, will not, breach, violate, conflict with or constitute a default under (1) the organizational documents of any party or any agreement or instrument to which any party thereto is subject, (2) any law, rule or regulation to which any party thereto is subject and the federal securities laws of the United States of America as such laws apply to the Company and the transaction pursuant to which the Securities are offered, (3) any judicial or regulatory order or decree of any governmental authority or (4) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority. We also assume that at the time of issuance of the Securities the Company is and will remain duly organized, validly existing and in good standing under the laws of the State of Delaware and that the Company will have duly authorized the issuance of the Securities and related matters. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied and will rely upon statements and representations of officers and other representatives of the Company and others.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America, in each case as in effect on the date hereof.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.       With respect to any shares of Class A common stock to be offered by the Company pursuant to the Registration Statement (the “Offered Common Shares”), when (a) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act, (b) an appropriate prospectus supplement or term sheet with respect to the Offered Common Shares has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder, (c) if the Offered Common Shares are to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Offered Common Shares has been duly authorized, executed and delivered by the Company and the other parties thereto, (d) the Board of Directors of the Company (the “board”), including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance of the Offered Common Shares, the consideration to be received therefor and related matters, (e) the terms of the issuance and sale of the Offered Common Shares have been duly established in conformity with the organizational documents of the Company, do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and (f) certificates in the form required under the Delaware General Corporation Law representing the Offered Common Shares are duly executed, countersigned, registered and delivered upon payment of the agreed-upon consideration therefor, the Offered Common Shares (including any shares of Class A common stock duly issued upon conversion, exchange or exercise of any New Warrants or preferred stock registered on the Registration Statement), when issued and sold in accordance with the applicable underwriting agreement with respect to the Offered Common Shares or any other duly authorized, executed and delivered valid and binding purchase or agency agreement, will be legally issued, fully paid and non-assessable.

2.  With respect to the shares of any series of preferred stock to be offered by the Company pursuant to the Registration Statement (the “Offered Preferred Shares”), when (a) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act, (b) an appropriate prospectus supplement or term sheet with respect to the Offered Preferred Shares has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder, (c) if the Offered Preferred Shares are to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Offered Preferred Shares has been duly authorized, executed and delivered by the Company and the other parties thereto, (d) the board, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance, terms and sale of the Offered Preferred Shares, the consideration to be received therefor and related matters, (e) a certificate of designation conforming to the Delaware General Corporation Law regarding such series of preferred stock has been filed with the Secretary of State of the State of Delaware, (f) the terms of the Offered Preferred Shares and of their issuance and sale have been duly established in conformity with the terms of the particular series as established by the Board, so as not to violate any applicable law, the organizational documents of the Company or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and (g) certificates in the form required under the Delaware General Corporation Law representing the Offered Preferred Shares are duly executed, countersigned, registered and delivered upon payment of the agreed-upon consideration therefor, the Offered Preferred Shares (including any shares of preferred stock duly issued upon conversion, exchange or exercise of any New Warrants or preferred stock), when issued or sold in accordance with the applicable underwriting agreement or any other duly authorized, executed and delivered valid and binding purchase or agency agreement, will be legally issued, fully paid and non-assessable.

3.       With respect to any Warrants to be offered by the Company pursuant to the Registration Statement (the “Offered Warrants”), when (a) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act; (b) an appropriate prospectus supplement or term sheet with respect to the Offered Warrants has been prepared, delivered and filed in compliance with the Securities Act; (c) the Board, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance of the Offered Warrants, the consideration to be received therefor and related matters; (d) the applicable Warrant Agreement has been duly authorized, executed and delivered by the Company and the other parties thereto; (e) the terms of the issuance and sale of the Offered Warrants have been duly established in conformity with the applicable Warrant Agreement, so as not to violate any applicable law, the organizational documents of the Company or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (f) the Offered Warrants have been duly authorized, executed and delivered against payment therefor, the Offered Warrants, when issued and sold in accordance with the applicable Warrant Agreement, will be valid and legally binding obligations of the Company.

4.       The shares of Class A common stock underlying the Existing Warrants, when issued by the Company against payment therefor and delivered in accordance with the terms of the Existing Warrants, will be validly issued, fully paid and non-assessable.

5.       The shares of Class A common stock issued upon the automatic conversion of the Class B common stock at the closing of the Business Combination are validly issued, fully paid and non-assessable.

6.       The shares of Class A common stock issued pursuant to the PIPE Investment are validly issued, fully paid and non-assessable.

7.        The shares of Class A common stock issuable upon the redemption or exchange of an equal number of Common Units, when issued and delivered in accordance with the terms of the Opco LPA and the Charter, will be validly issued, fully paid and non-assessable.

8.       The shares of Class A common stock issuable as part of the earn-out consideration pursuant to the Contribution Agreement, when issued and delivered in accordance with the terms of the Contribution Agreement and the Charter, will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally; (b) general equitable principles (whether considered in a proceeding in equity or at law); (c) an implied covenant of good faith and fair dealing; (d) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars; (e) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States; and (f) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed-upon exchange, (v) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums or penalties upon acceleration, or (vi) limit the waiver of rights under usury laws. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We express no opinion as to the effect of Section 210(p) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in any Securities and their governing documents.

This letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz

Wachtell, Lipton, Rosen & Katz